Exhibit 99.2

JAB Acquisition Corp I Announces Closing of $172,500,000 Initial Public Offering and Full Exercise of Underwriters’ Over-Allotment Option

NEW YORK, NY / ACCESS Newswire / June 11, 2026 / JAB Acquisition Corp I (the “Company”) today announced the closing of its initial public offering of 17,250,000 units at $10.00 per unit, which includes the exercise in full by the underwriters of their option to purchase an additional 2,250,000 units, with each unit consisting of one Class A ordinary share, one redeemable warrant to purchase one Class A ordinary share at a price of $11.50 per share subject to certain adjustments, and one right to receive one-fourth (1/4) of one Class A ordinary share upon consummation of the Company’s initial business combination.

The units began to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “JABRU” on June 10, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares, warrants and rights will be traded on Nasdaq under the symbols “JAB,” “JABRW,” and “JABRR,” respectively.

D. Boral Capital LLC acted as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-296035) (the “Registration Statement”) relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by emailing dbccapitalmarkets@dboralcapital.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JAB Acquisition Corp I

JAB Acquisition Corp I is a blank check company incorporated and registered in the Cayman Islands as an exempted company with limited liability for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated use of the net proceeds and the search for an initial business combination. The forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. No assurance can be given that the net proceeds of the offering will be used as indicated or that the Company will consummate an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

JAB Acquisition Corp I

Joshua Jagid

Chairman and Chief Executive Officer

Phone: (332) 203-6124

Email: josh@jabllc.com